EXHIBIT 99.1

Contacts:	Carolyn Wang WeissComm Partners (415) 946-1065

PHARMACYCLICS ANNOUNCES COMPLETION OF PHASE 1 CLINICAL TRIAL
OF FACTOR VIIa INHIBITOR PCI-27483

- Trial Completed Ahead of Schedule; Drug Appears Very Well Tolerated with Precise Pharmacologic Effect -

SUNNYVALE, Calif., November 25, 2008 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced that the company has completed a Phase 1 clinical trial with PCI-27483, the company's novel, first-in-class small- molecule Factor VIIa inhibitor. The trial was conducted in sixteen (16) healthy volunteers to evaluate the safety and pharmacologic effect of PCI-27483. A single administration of PCI-27483 resulted in a linear dose response in the International Normalized Ratio (INR), a routine laboratory test used to assess the level of anticoagulation (blood-thinning).

"Single doses of PCI-27483 reliably and quickly achieved therapeutic levels of anticoagulation without adverse effects in this initial trial," said James Lowder, M.D., Vice President, Clinical Development for Pharmacyclics. "The ability to achieve precise levels of anticoagulation that can be readily measured differentiates PCI-27483 from other available anticoagulants. The Factor VIIa: tissue factor complex, the pharmacologic target of PCI-27483, has been implicated both in the progression of solid tumors and the increased incidence of venous thromboembolic events observed in many malignancies. Up-regulation of tissue factor expression is observed in pancreatic, lung, and breast cancer, and is associated with a worsened prognosis."

In the recently completed study, PCI-27483 increased the INR with minimal intra-subject variation and a half-life of ten hours. At the highest subcutaneous dose of PCI-27483 evaluated, a mean (±standard error) peak INR of 2.72 (± 0.24) was achieved one to two hours post-dosing. The trial further established doses of PCI-27483, which upon repeated dosing, are expected to maintain the INR in the range of 2.0 to 3.0, the target window for treatment and prevention of thromboembolic events (i.e., formation of blood clots).

Earlier this year, Pharmacyclics presented data at the 2008 Annual Meeting of the American Association for Cancer Research (AACR) demonstrating that PCI-27483 inhibits tumor growth in an animal model of pancreatic cancer. In previous animal studies, the company has shown that PCI-27483 inhibits the growth of human colorectal tumor cells and murine lung carcinoma cells.

"PCI-27483 is expected to have a dual effect of inhibiting tumor growth and decreasing the incidence of venous thromboembolic events in patients with cancer. We're diligently working to move PCI-27483 through clinical development, as evidenced by our early completion of the Phase 1 trial. We believe that this compound has unique potential for cancer patients," said David Loury, Ph.D., Vice President of Development for Pharmacyclics. "Recent clinical studies have shown that approximately 90% of pancreatic cancers express tissue factor. Accordingly, we are currently preparing for a Phase 1b/2 trial to begin calendar Q2' 09 to evaluate PCI-27483's effects in patients with pancreatic cancer."

About Factor VII and PCI-27483

Factor VII is a blood protein involved in clotting. Many types of cancer, such as lung, breast, pancreatic, colorectal, gastric and others, express high levels of a cell surface protein known as tissue factor (TF). After binding to TF, Factor VII becomes activated and triggers a host of pathologic processes in the tumor microenvironment that facilitate the growth, invasion and spread of many cancers. Activation of Factor VII (Factor VIIa) by TF also leads to the high incidence of thromboembolic complications seen in cancer patients. PCI-27483 is a novel first-in-class small molecule inhibitor, which selectively targets the Factor VIIa:TF complex. PCY-27483 was developed in a large medicinal chemistry discovery and optimization program, applying high resolution X-ray structure-based design to the development of candidates of high potency and selectivity for the Factor VIIa:TF complex.

About Pharmacyclics

Pharmacyclics® is committed to creating and developing novel pharmaceutical products that treat serious unmet medical needs in oncology and autoimmune diseases. Its deep and broad pipeline includes four innovative drug candidates that are currently under clinical development. The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com. Pharmacyclics® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

NOTE: Other than statements of historical fact, the statements made in this press release about future plans for and the timing of initiation of our clinical trials, progress of and reports of results from preclinical and clinical studies, expected effect of our products under development, clinical development plans and product development and corporate partnering activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "project," "believe," "will," "may," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with unexpected delays in clinical trials and preclinical studies and the timing for making related regulatory filings; the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results; our ability to estimate accurately the amount of cash to be used to fund operations over the next 12 months, our ability to obtain future financing and fund the product development of our pipeline; the initiation, timing, design, enrollment and cost of clinical trials and preclinical studies; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and our future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-K for the period ended June 30, 2008 and its subsequently filed quarterly reports on Form 10-Q. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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